                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant

[ ] Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as
    permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            DEL MONTE FOODS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

   (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

       -------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

   (3)  Filing Party:

       -------------------------------------------------------------------------

   (4)  Date Filed:

       -------------------------------------------------------------------------

   Notes:

                             [DEL MONTE FOODS LOGO]

                            DEL MONTE FOODS COMPANY
                                   One Market
                            San Francisco, CA 94105

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 11, 1999
                            ------------------------

Dear Stockholders:

     On Thursday, November 11, 1999, Del Monte Foods Company will hold its Annual Meeting of Stockholders at The Mark Hopkins Hotel, One Nob Hill, San Francisco, California 94108. The meeting will begin at 2:00 p.m.

     Only record holders of Del Monte Foods Company Common Stock at the close of business on September 14, 1999 are entitled to notice of, and to vote at, this meeting and any adjournments. The purpose of the meeting is to:

          1. Elect three (3) Class II directors to hold office for a 3-year term;

          2. Approve the appointment of KPMG LLP as our independent auditors for fiscal year 2000;

          3. Act upon any other matter properly brought before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ William R. Sawyers
                                          -----------------------------------
                                          William R. Sawyers
                                          Vice President, General Counsel and
                                          Secretary

San Francisco, California
September 30, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
PROPOSALS YOU MAY VOTE ON...................................    2
NOMINEES AND OTHER MEMBERS OF THE BOARD OF DIRECTORS........    3
CORPORATE GOVERNANCE AND BOARD COMMITTEES...................    4
DIRECTORS' COMPENSATION.....................................    5
OWNERSHIP OF DEL MONTE FOODS COMPANY STOCK..................    6
SUMMARY COMPENSATION TABLE..................................    7
OPTION GRANTS IN FISCAL YEAR 1999...........................    8
AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL
  YEAR-END OPTION VALUES....................................    8
EMPLOYMENT AND OTHER ARRANGEMENTS...........................    8
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................   12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   12
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................   14
STOCK PERFORMANCE GRAPH.....................................   16
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   16

                            DEL MONTE FOODS COMPANY

                       PROXY STATEMENT FOR ANNUAL MEETING
                          THURSDAY, NOVEMBER 11, 1999

                            ------------------------

                             QUESTIONS AND ANSWERS

 1.  Q:   WHO IS SOLICITING MY VOTE?
     A:   This proxy solicitation is being made and paid for by Del
          Monte Foods Company ("Del Monte" or the "Company").
 2.  Q:   WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?
     A:   This proxy statement was first mailed to stockholders on or about September 30, 1999.
 3.  Q:   WHAT MAY I VOTE ON?
     A:   (1) The election of three (3) Class II directors to hold
          office for a 3-year term; AND
          (2) The approval of the appointment of KPMG LLP as our
          independent auditors for fiscal year 2000.
 4.  Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?
     A:   The Board recommends a vote FOR each of the nominees. The
          Board recommends a vote FOR the appointment of KPMG LLP as independent auditors for fiscal 2000.
 5.  Q:   WHO IS ENTITLED TO VOTE?
     A:   Record holders of Del Monte Foods Company Common Stock as of the close of business on September 14, 1999 (the "Record
          Date") are entitled to vote at the Annual Meeting. On
          September 14, 1999, 52,177,416 shares of common stock were outstanding. Each holder of record of Company Common Stock on the Record Date will be entitled to one vote for each
          share on all matters to be voted on at the Annual Meeting.
 6.  Q:   HOW DO I VOTE?
     A:   Sign and date your proxy card and return it in the prepaid envelope. If you return your signed proxy card but do not
          mark the boxes showing how you wish to vote, your shares
          will be voted FOR the two proposals. You have the right to revoke your proxy at any time before the meeting by:
          (1) notifying the Corporate Secretary, William R. Sawyers, at the address shown below;
          (2) attending the annual meeting and voting in person; OR
          (3) returning a later-dated proxy card.
 7.  Q:   WHO WILL COUNT THE VOTE?
     A:   A representative of our transfer agent, The Bank of New
          York, will count the votes and act as the inspector of
          election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker
          non-votes. Abstentions will be counted towards the
          tabulation of votes cast on proposals presented to the
          stockholders and will have the same effect as negative
          votes. Broker non-votes are counted towards a quorum, but
          are not counted for any purpose in determining whether a
          matter has been approved by a majority of the shares
          represented in person or by proxy and entitled to vote.
 8.  Q:   HOW MANY VOTES ARE NEEDED TO APPROVE EACH OF THE ITEMS?
     A:   The election of each director nominee must be by a plurality of the stockholders entitled to vote and the approval of the independent auditors must be approved by a majority of
          shares entitled to vote and represented at the meeting in
          person or by proxy.

 9.  Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
     A:   We do not know of any business to be considered at the 1999
          Annual Meeting other than the proposals described in this
          Proxy Statement. If any other business is presented at the
          Annual Meeting, your signed proxy card gives authority to
          David L. Meyers and William R. Sawyers to vote on such
          matters at their discretion.
10.  Q:   WHO IS THE LARGEST PRINCIPAL STOCKHOLDER?
     A:   As of September 14, 1999, Texas Pacific Group (TPG) owned
          24,341,385 shares of Common Stock (46.7% of the voting
          shares).
11.  Q:   WHERE CAN I FIND DEL MONTE'S FINANCIAL INFORMATION?
     A:   Del Monte Foods Company's consolidated financial statements and related information are included with our 1999 Annual
          Report to Stockholders, which is enclosed with this Proxy
          Statement.
12.  Q:   WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING
          DUE?
     A:   All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to the Corporate Secretary prior to June 2, 2000. Under the
          Company's Bylaws, a proposal or nomination for the 2000
          Annual Meeting of Stockholders that the stockholder does not seek to include in next year's proxy statement must be
          submitted in writing and received by the Corporate Secretary no earlier than 60 days nor more than 90 days before the
          date designated for the 2000 Annual Meeting or, if the date of the 2000 Annual Meeting has not been publicly disclosed at least 75 days prior to the meeting, then no later than 15 days after the initial public disclosure of the meeting
          date.
          Your submission must contain the specific information
          required in our Bylaws. If you would like a copy of our
          Bylaws, please write to the Corporate Secretary of Del Monte
          Foods Company at One Market, P.O. Box 193575, San Francisco,
          CA 94119-3575.

                           PROPOSALS YOU MAY VOTE ON

1. ELECTION OF DIRECTORS

     The Board of Directors of Del Monte is divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. The nominees, Patrick Foley, Jeffrey A. Shaw and Wesley J. Smith, are in the class of directors whose term expires at this Annual Meeting. Richard W. Boyce, Al Carey, Denise O'Leary and Richard G. Wolford are in the class of directors whose term expires at the 2000 Annual Meeting. Timothy G. Bruer, Brian E. Haycox and William S. Price III are in the class of directors whose term expires at the 2001 Annual Meeting. At each annual meeting of Del Monte Foods Company, successors to the class of directors whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE (3) NOMINEES FOR DIRECTOR.

2. APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

     The Audit Committee has recommended, and the Board has approved, the appointment of KPMG LLP as our independent auditors for fiscal 2000 (July 1, 1999 until June 30, 2000) subject to your approval. KPMG LLP has served as our independent auditors since 1997. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

     Audit services provided by KPMG LLP during fiscal 1999 included an audit of our consolidated financial statements. They reviewed our Annual Report on Form 10-K and certain other filings with the SEC. KPMG LLP also provided various non-audit services to us during fiscal 1999.

     A representative of KPMG LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting if he or she wishes. He or she will also respond to appropriate questions.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2000.

              NOMINEES AND OTHER MEMBERS OF THE BOARD OF DIRECTORS

THE NOMINEES -- INCUMBENT CLASS II DIRECTORS WHOSE TERM EXPIRES AT THIS ANNUAL MEETING

     Patrick Foley, Age 67, Director since August 1997 -- Mr. Foley became a director of Del Monte in August 1997. Mr. Foley is Chairman of DHL Airways, Inc. He served as Chairman and Chief Executive Officer of DHL Airways from 1988 to 1999, and from 1988 to 1996 he held the additional title of President. He was formerly Chairman and President of Hyatt Hotel Corporation. Mr. Foley also serves on the Boards of Directors of Continental Airlines, Inc., DHL International, Flextronics International, Foundation Health Systems, Inc., Glenborough Realty Trust, Inc., and Event Source.com.

     Jeffrey A. Shaw, Age 35, Director since May 1997 -- Mr. Shaw became a director of Del Monte in May 1997. Mr. Shaw is a partner of TPG and has been an executive of TPG since 1993. Prior to joining TPG, Mr. Shaw was a principal of Oak Hill Partners, L.P. and Acadia Partners, L.P., investment partnerships affiliated with the Robert M. Bass Group, for three years and an investment banker with Goldman, Sachs & Co. for two years. Mr. Shaw serves as a director of America West Airlines, Inc., Favorite Brands International, Inc. and Ryanair PLC, and previously served as a director of Allied Waste Industries, Inc., Continental Micronesia, Inc., Ducati Motor Holding S.p.A. and Ducati North America, Inc.

     Wesley J. Smith, Age 52, Director since April 1997 -- Mr. Smith joined Del Monte as Chief Operating Officer and a director in April 1997. From 1972 to 1995, he was employed by Dole Foods in a variety of positions, including senior positions in finance, marketing, operations and general management in California, Hawaii and Honduras.

INCUMBENT CLASS III DIRECTORS SERVING FOR A TERM EXPIRING IN 2000

     Richard W. Boyce, Age 45, Director since August 1997 -- Mr. Boyce became Chairman of the Board and a director of Del Monte in August 1997. Since 1997 Mr. Boyce has been President of CAF (SRB, Inc.), which provides management consulting services to various companies controlled by TPG. He served as Chief Executive Officer of J. Crew Group, Inc. from October 1997 through March 1998 and from January 1999 through May 1999, and has been a director of that company since October 1997. He has served as interim CEO and Chairman of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999. He has also been a director of Favorite Brands since September 1995. He was employed by PepsiCo from 1992 to 1997, most recently as Senior Vice President, Field Operations for Pepsi-Cola North America. Mr. Boyce was appointed as a director of ON Semiconductor, L.L.C. in August 1999.

     Al Carey, Age 48, Director since November 1997 -- Mr. Carey became a director of Del Monte in November 1997. He has served as the Senior Vice President of Sales and Retailer Strategies of PepsiCo, Inc. since August 1998. Mr. Carey was the Chief Operating Officer of Frito Lay North America, a PepsiCo company, from June 1996 to August 1998, and has been employed in various capacities with the PepsiCo organization since 1981.

     Richard G. Wolford, Age 55, Director since April 1997 -- Mr. Wolford joined Del Monte as Chief Executive Officer and a director in April 1997. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

     Denise M. O'Leary, Age 42, Director since August 1997 -- Ms. O'Leary became a director of Del Monte in August 1997. Since 1996, Ms. O'Leary has been a private investor in early stage companies. From 1987 to 1996, she was a General Partner of Menlo Ventures. Ms. O'Leary serves on the Boards of Directors of ALZA Corporation, America West Holdings Corp. and several private corporations and not-for-profit organizations. She is a member of the Board of Trustees of Stanford University and a director of UCSF Stanford Health Care.

INCUMBENT CLASS I DIRECTORS SERVING FOR A TERM EXPIRING IN 2001

     Timothy G. Bruer, Age 42, Director since August 1997 -- Mr. Bruer became a director of Del Monte in August 1997. Since December 1998, he has served as Chief Executive Officer of Nonni's Food Co., Inc. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. He was a director of Authentic Specialty Foods Inc. from May 1997 to September 1998.

     Brian E. Haycox, Age 57, Director since June 1995 -- Mr. Haycox was elected to the Board of Directors of Del Monte in June 1995. He was elected as Co-Chairman and Co-Chief Executive Officer of Del Monte in December 1995, and he served in those capacities until the consummation of the Company's recapitalization in April 1997. Mr. Haycox served as President and Chief Executive Officer of Del Monte Tropical Fruit Company from 1988 until 1993. Prior to that time Mr. Haycox served in a variety of management positions within the Del Monte organization.

     William S. Price III, Age 43, Director since August 1997 -- Mr. Price became a director of Del Monte in August 1997. Mr. Price was a founding partner of TPG in 1992. Prior to forming TPG, he was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of AerFi Group plc, Belden & Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Denbury Resources, Inc., Favorite Brands International, Inc., Vivra Specialty Partners, Inc. and Zilog, Inc.

                   CORPORATE GOVERNANCE AND BOARD COMMITTEES

     Del Monte's business is managed under the direction of the Board of Directors. The Board delegates the conduct of business to the Company's senior management team.

     Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held four meetings in fiscal 1999. The Chief Executive Officer, in consultation with the Board of Directors, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The Chief Executive Officer, Chief Financial Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board's discussion of these presentations. Significant matters that require Board approval are voted on at the meetings.

     Board members have complete access to senior management. They may also seek independent, outside advice.

     Del Monte's Board of Directors currently has two committees, the Nominating and Compensation Committee and the Audit Committee.

     The Nominating and Compensation Committee has the authority to determine executive compensation and approve the terms of stock options and stock purchase rights pursuant to the Company's plans and arrangements. The Committee also has the authority to recommend nominees for election to the Company's Board of Directors. The Committee's current members are Messrs. Price and Shaw and Ms. O'Leary. During fiscal 1999 the Nominating and Compensation Committee held three meetings.

     Stockholders may nominate candidates for election to the Company's Board of Directors in accordance with the Company's Bylaws, a copy of which can be obtained by writing to the Corporate Secretary of Del Monte Foods Company, One Market, San Francisco, CA 94105. In general such nominations must be received in writing by the Corporate Secretary not less than 60 nor more than 90 days before the date designated for the annual meeting. The nomination must be accompanied by the name and address of the nominating stockholder. It must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement.

     The Audit Committee is responsible for reviewing the activities of the Company's independent accountants and for monitoring the Company's financial reporting process. The Audit Committee's members are Messrs. Bruer, Foley and Haycox. These directors are not affiliated with the Company or TPG, in accordance with applicable New York Stock Exchange requirements. During fiscal 1999 the Audit Committee held two meetings.

     During Fiscal 1999 all directors, except for Messrs. Carey, Foley and Haycox, attended 75% or more of the total of (i) all meetings of the Board of Directors and (ii) all meetings of Committees of the Board on which each director served.

                            DIRECTORS' COMPENSATION

     Under Company policy, Messrs. Bruer, Foley and Haycox and Ms. O'Leary each receive $25,000 per year to be paid in cash or in Common Stock, at the option of the director. Each of these directors also receives $2,000 for each committee meeting of the Board of Directors attended in person. The Company's policy with respect to director's fees was formalized in a Directors' Fee Plan adopted in April 1999.

     In February 1998, the Company adopted a stock incentive plan for the benefit of directors and independent contractors of the Company. Pursuant to that plan, Mr. Boyce received options for 148,828 shares of common stock. These options have a ten-year term and vest monthly on a proportionate basis over four years.

                   OWNERSHIP OF DEL MONTE FOODS COMPANY STOCK

     The following table sets forth certain information regarding beneficial ownership of the common stock as of July 31, 1999, (i) by each person who is known by the Company to own beneficially more than 5% of the common stock; (ii) by each of the Company's directors; (iii) by each of the officers of the Company identified in the table set forth under the heading "Summary Compensation Table"; and (iv) by all executive officers and directors as a group.

                                                              SHARES BENEFICIALLY OWNED(A)
                                                              ----------------------------
            NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER        PERCENT(B)
            ------------------------------------              ------------    ------------
5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS:
TPG Partners, L.P. .........................................   22,135,425(c)      42.4%
  201 Main Street, Suite 2420
  Fort Worth, TX 76102
TPG Parallel I, L.P. .......................................    2,205,960(c)       4.2
  201 Main Street, Suite 2420
  Forth Worth, TX 76102
Richard W. Boyce............................................       86,816(d)         *
Richard G. Wolford..........................................      406,864(e)       0.8
Wesley J. Smith.............................................      408,964(e)       0.8
Timothy G. Bruer............................................           --           --
Al Carey....................................................        4,588(f)         *
Patrick Foley...............................................        6,082(f)         *
Brian E. Haycox.............................................        5,363            *
Denise M. O'Leary...........................................        6,236(f)         *
William S. Price, III.......................................           --(c)        --
Jeffrey A. Shaw.............................................           --           --
David L. Meyers.............................................      108,221(g)         *
Brent D. Bailey.............................................       52,102(h)         *
Glynn M. Phillips...........................................       40,840(i)         *
All executive officers and directors as a group (19
  persons)..................................................   25,572,683(j)      49.7

---------------
 *  Less than 1%.

(a) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(b) Calculated excluding all shares issuable pursuant to agreements, options or warrants of Del Monte, except as to each individual, entity or group, the shares issuable to such individual, entity or group pursuant to agreements, options or warrants of Del Monte, as described below in notes (d) through
    (i), as the case may be.

(c) TPG Partners, L.P. and TPG Parallel I, L.P. are entities affiliated with William S. Price, III. Mr. Price disclaims beneficial ownership of all shares owned by such entities.

(d) Includes 86,816 shares issuable upon exercise of options.

(e) In each case, includes 338,625 shares issuable upon exercise of options.

(f) Represents shares of common stock received in lieu of cash in payment of directors' fees. See "Directors' Compensation."

(g) Includes 60,336 shares issuable upon exercise of options.

(h) Includes 30,341 shares issuable upon exercise of options.

(i) Includes 11,686 shares issuable upon exercise of options.

(j) Includes all shares held by entities affiliated with a director as described in note (c) above and all shares issuable by Del Monte pursuant to arrangements as described in notes (e) through (i) above.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid by the Company for fiscal years 1999, 1998 and 1997 to each individual serving as its Chief Executive Officer during fiscal year 1999 and to each of the four other most highly compensated executive officers of the Company as of the end of fiscal 1999.

                                                                                    LONG TERM COMPENSATION
                                                                                  --------------------------
                                                                                   SECURITIES
                                                                   OTHER ANNUAL    UNDERLYING        LTIP      ALL OTHER
NAME AND PRINCIPAL POSITIONS  FISCAL YEAR   SALARY(1)    BONUS       COMP(2)      OPTION AWARDS   PAYOUTS(3)    COMP(4)
----------------------------  -----------   ---------   --------   ------------   -------------   ----------   ----------
Richard G. Wolford(5).....       1999       $535,000    $401,300    $1,067,092       301,000             --    $   10,450
  President and                  1998        500,000     252,500            --       569,071             --         7,995
  Chief Executive Officer        1997        100,641          --            --            --             --       251,196
Wesley J. Smith(6)........       1999        400,000     200,000     1,054,053        88,000             --         9,024
  Chief Operating Officer        1998        400,000     202,000            --       569,071             --         6,896
                                 1997         80,513          --            --            --             --       251,145
David L. Meyers...........       1999        310,000     155,000            --        78,000             --        37,358
  Executive Vice President,      1998        298,000     150,500            --       151,701             --        12,206
  Administration and             1997        286,000     159,400            --            --       $421,000     2,959,771
  Chief Financial Officer
Brent D. Bailey(7)........       1999        275,000     137,500       411,304        55,000             --         1,848
  Executive Vice President,      1998        125,160      63,200            --       151,701             --           770
  Marketing                      1997             --          --            --            --             --            --
Glynn M. Phillips.........       1999        238,811     118,300            --        42,000             --        27,530
  Executive Vice President,      1998        238,795     119,400            --        29,497             --        11,838
  Sales                          1997        239,118     118,300            --            --        280,000     1,974,454

---------------
(1) Reflects actual base earnings for the fiscal year specified.

(2) For fiscal 1999: Reflects, for Messrs. Wolford, Smith and Bailey, amounts deemed to be compensation due to the difference between the purchase price of Del Monte common stock purchased by each executive and the price deemed to represent the fair value of such stock for compensation purposes; reimbursement of estimated tax liability for such deemed compensation; and, for Messrs. Wolford and Smith, related legal expenses -- Mr. Wolford $1,044,698; Mr. Smith $1,046,643; and Mr. Bailey $329,811. Also reflects other miscellaneous perquisites.

(3) Reflects payments under the Company's Old Management Equity Plan (as described below).

(4) For fiscal 1999: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Wolford $4,800, Mr. Smith $4,800, Mr. Meyers $4,800, Mr. Phillips $4,800; Company paid term life premiums -- Mr. Wolford $5,650, Mr. Smith $4,224, Mr. Meyers $3,274, Mr. Bailey $1,848, Mr. Phillips $6,243; amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $4,554; amounts released from an escrow created in connection with the Company's April 1997 recapitalization under the New MEP (as defined herein) -- Mr. Meyers $24,730, Mr. Phillips $16,487.

     For fiscal 1998: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Wolford $1,875, Mr. Smith $2,000, Mr. Meyers $4,800, Mr. Phillips $4,800; Company paid term life premiums -- Mr. Wolford $6,120, Mr. Smith $4,896, Mr. Meyers $3,585, Mr. Bailey $770, Mr. Phillips $7,038; amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $3,821.

     For fiscal 1997: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Meyers $4,500, Mr. Phillips $4,500; Company paid term life premiums -- Mr. Wolford $1,196, Mr. Smith $1,145, Mr. Meyers $4,198, Mr. Phillips $5,325; amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $4,130; amounts under the New MEP (defined herein) paid April 1997 -- Mr. Meyers $2,946,943, Mr. Phillips $1,964,629. For Messrs. Wolford and Smith, the fiscal 1997 amount also includes a consulting fee of $250,000 each paid in December 1997 for the period prior to April 18, 1997.

(5) Mr. Wolford became Chief Executive Officer as of April 18, 1997.

(6) Mr. Smith became Chief Operating Officer as of April 18, 1997.

(7) Mr. Bailey became Executive Vice President, Marketing, as of January 19,
    1998.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL RATES
                                                                                             OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                                        FOR OPTION TERM
                        -----------------------------------------------------                ---------------------------
                            NUMBER OF         PERCENT OF TOTAL
                            SECURITIES       OPTIONS GRANTED TO    EXERCISE
                        UNDERLYING OPTIONS      EMPLOYEES IN         PRICE      EXPIRATION
         NAME               GRANTED(1)          FISCAL YEAR       (PER SHARE)      DATE           5%            10%
         ----           ------------------   ------------------   -----------   ----------   ------------   ------------
Richard G. Wolford....       301,000                16.5%           $13.00       12/4/08      $2,460,865     $6,236,314
Wesley J. Smith.......        88,000                 4.8%            13.00       12/4/08         719,455      1,823,241
David L. Meyers.......        78,000                 4.3%            13.00       12/4/08         637,699      1,616,055
Brent D. Bailey.......        55,000                 3.0%            13.00       12/4/08         449,660      1,139,526
Glynn M. Phillips.....        42,000                 2.3%            13.00       12/4/08         343,376        870,183

---------------
(1) For each of these grants, 50% of the option shares vest annually on a proportionate basis over a four (4) year period and 50% of the options shares vest annually on a proportionate basis over a five (5) year period.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING        VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                  AT JUNE 30, 1999       AT JUNE 30, 1999
                                         SHARES                 --------------------   --------------------
                                       ACQUIRED ON    VALUE         EXERCISABLE/           EXERCISABLE/
                NAME                    EXERCISE     REALIZED      UNEXERCISABLE          UNEXERCISABLE
                ----                   -----------   --------   --------------------   --------------------
Richard G. Wolford...................      --          $--        304,256/565,815      $3,508,072/4,182,067
Wesley J. Smith......................      --           --        304,256/352,815       3,508,072/3,383,317
David L. Meyers......................      --           --         60,336/169,365         695,674/1,345,938
Brent D. Bailey......................      --           --         30,341/176,360         349,832/1,605,531
Glynn M. Phillips....................      --           --          11,686/59,811           134,740/362,861

                       EMPLOYMENT AND OTHER ARRANGEMENTS

  The Annual Incentive Award Plan

     The Annual Incentive Award Plan ("AIAP") provides annual cash bonuses to certain management employees, including the named senior executives. The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on the Company's achievement of financial objectives and individual performance objectives at fiscal year end. For fiscal 1999, the targeted percentage of base salary was as follows: Mr. Wolford -- 75%, Mr.
Smith -- 50%, Mr. Meyers -- 50%, Mr. Bailey -- 50%, and Mr. Phillips -- 50%. Messrs. Wolford and Smith were not eligible for bonuses under the AIAP for fiscal 1997.

  Stock Purchase Plan

     The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. Under this plan, key employees were allowed to purchase up to $5 million in common stock. To date, 454,137 shares of the Company's common stock have been purchased by and issued to eligible employees under this plan.

  Stock Incentive Plans

     The Del Monte Foods Company 1997 Stock Incentive Plan (the "1997 Plan") was approved on August 4, 1997 and amended on November 4, 1997. Under the 1997 Stock Incentive Plan, grants of incentive stock options and nonqualified stock options representing 1,821,181 shares of common stock may be made to key employees. With the exception of options for 151,701 shares issued to Mr. Bailey on January 19, 1998, the options were granted at an exercise price equal to the fair market value of the shares at the time of such grant. Options issued under the 1997 Plan have a ten-year term. The 1997 Plan includes two different vesting schedules. The first provides for annual vesting on a proportionate basis over five years and the second provides for monthly vesting on a proportionate basis over four years. As of June 30, 1999, options for 1,685,565 shares of common stock were held by eligible employees under the 1997 Plan. The Company does not anticipate granting any additional options under this plan.

     The Del Monte Foods Company 1998 Stock Incentive Plan (the "1998 Plan") was adopted initially by the Board of Directors on April 24, 1998, was modified by the Board on September 23, 1998, and was approved by the stockholders on October 28, 1998. Under the 1998 Plan, grants of incentive and nonqualified stock options ("Options"), stock appreciation rights ("SARs") and stock bonuses (together with Options and SARs, "Awards") representing 3,195,687 shares of common stock may be made to employees of the Company. Subject to certain limitations, the Compensation Committee has authority to grant Awards under the 1998 Plan and to set the terms of any such Awards. The Chief Executive Officer also has limited authority to grant Awards. For each of these grants, 50% of the option shares vest annually on a proportionate basis over a four-year period and 50% of the option shares vest annually on a proportionate basis over a five-year period. On December 4, 1998, Options for 1,824,433 shares were granted under the 1998 Plan at an exercise price of $13.00 per share, which was determined to be fair value at that time. In between that date and June 30, 1999, an additional 53,425 shares were granted at an exercise price equal to the fair value on the date of grant. As of June 30, 1999, options for 1,842,344 shares of common stock were held by eligible employees under the 1998 Plan.

  The Del Monte Retirement Plan for Salaried Employees

     The Del Monte Corporation Retirement Plan for Salaried Employees (the "Del Monte Corporation Retirement Plan"), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of the Company. Credits are made monthly to each participant's personal retirement account ("PRA") consisting of a percentage of that month's eligible compensation, plus interest on his or her account balance. A participant is fully vested upon completion of five years of service.

     The percentage of monthly compensation credited varies according to age as follows:

                                             ALL MONTHLY       MONTHLY COMPENSATION
              PARTICIPANT AGE                COMPENSATION   ABOVE SOCIAL SECURITY BASE
              ---------------                ------------   --------------------------
Below 35...................................      4.0%                  3.0%
35 but below 45............................      5.0%                  3.0%
45 but below 55............................      6.0%                  3.0%
55 and over................................      7.0%                  3.0%

     The Del Monte Corporation Retirement Plan was amended effective January 1, 1998 to change the interest credit from 110% of the U.S. Pension Benefit Guaranty Corporation ("PBGC") rate to the yield on the 12-month Treasury Bill rate plus 1.5%. In addition, the factors for annuity conversions were changed from specific Company factors to factors based on 30-year Treasury Bond yields and an Internal Revenue Service ("IRS") specified mortality table. A participant's annual age 65 annuity benefit will be the greater of an annuity based on (i) the credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (ii) the credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.

     Participants who, as of January 1, 1988, were at least age 40 with ten or more years' service, or at least age 55 with five or more years' service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Del Monte Corporation Retirement Plan. For credited service after December 31, 1981, such participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant's highest five years' average compensation during his or her last ten years of credited service. Compensation generally includes base salary and awards under the AIAP but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by 0.75% of the participant's Social Security benefit, multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.

     The Del Monte Corporation Retirement Plan was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent lump sum of the age 65 alternative benefit.

  Nonqualified Retirement Plans

     Effective January 1, 1990, the Company established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the "Nonqualified Retirement Plans"). The Nonqualified Retirement Plans are "top hat" and "excess" benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan and the Del Monte Corporation Savings Plan (which is qualified under
Section 401(k) of the Internal Revenue Code) by Sections 401(a)(17) and 415 of the Internal Revenue Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of severance not taken into account under the Del Monte Corporation Retirement Plan or the Del Monte Corporation Savings Plan. Employees who participate in the Del Monte Corporation Retirement Plan or the Del Monte Corporation Savings Plan are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of the Company.

     Set forth below are the estimated annual benefits payable at age 65 (assuming lump sum payments are not elected) under the Del Monte Corporation Retirement Plan and the Nonqualified Retirement Plans:

                                              YEAR ATTAINING      ESTIMATED ANNUAL
                PARTICIPANT                       AGE 65        RETIREMENT BENEFIT(A)
                -----------                   --------------    ---------------------
Mr. Wolford.................................       2009               $144,417
Mr. Smith...................................       2012                120,045
Mr. Meyers..................................       2010                176,034
Mr. Bailey..................................       2017                128,034
Mr. Phillips................................       2002                 26,277

---------------
(a) The estimated annual retirement benefits shown assumes no increase in compensation or AIAP and interest credits (as defined in the plans) of 6.96%.

  The Management Equity Plan

     Established beginning in fiscal 1995 and modified in March 1996, the Company's Management Equity Plan ("New MEP") provided awards to certain key executives upon the sale of the Company or upon the public offering of the Company's common stock. Under the terms of the New MEP, the "Base Value" of the Company's preferred and common stock was established at $125 million. To the extent that proceeds from the sale of the Company to preferred and common stockholders (after repayment of debt but without reduction for payment to executives under the New MEP) exceeded the $125 million Base Value, an award pool of 6% of such excess was set aside for payment to the Company's executive officers. In connection with the recapitalization, the Company made payments aggregating approximately $19.7 million pursuant to the New MEP. Of this amount, Mr. Meyers received $2,946,943 and Mr. Phillips received $1,964,629. The New MEP was terminated concurrent with the Company's April 1997 recapitalization.

     Messrs. Meyers and Phillips were also participants in the MEP prior to its modification in March 1996 (the "Old MEP"), and as such became eligible for awards for fiscal 1995 based on the annual equity growth formula in effect under the Old MEP for such year. Messrs. Meyers and Phillips remained eligible for installment payment of the Old MEP awards in the amounts of $421,000 and $280,000, respectively, for fiscal 1997. The Company was obligated to pay these fiscal 1997 awards in April 1997 at the time of the recapitalization.

  Employment Arrangements

     During fiscal 1999, the Company had employment agreements with each of Messrs. Wolford, Smith, Bailey, Meyers and Phillips. The following summaries of the material provisions of the employment agreements with Mr. Wolford and Mr. Smith (the "Wolford/Smith Employment Agreements"), the employment agreement with Mr. Meyers (the "Meyers Employment Agreement") and the employment agreement with Messrs. Bailey and Phillips (the "EVP Employment Agreements") do not purport to be complete and are qualified in their entirety by reference to such agreements. The Company has filed the employment agreements of Messrs. Wolford, Smith, Meyers, Bailey and Phillips, as exhibits to the Company's Annual Report on Form 10-K for the year ended June 30, 1999.

     On March 16, 1998, Del Monte entered into employment agreements with Mr. Wolford and Mr. Smith as Chief Executive Officer and Chief Operating Officer, respectively. The Wolford/Smith Employment Agreements are for an indefinite term. Under the terms of the Wolford/Smith Employment Agreements, if the employment of Mr. Wolford or Mr. Smith is terminated by Del Monte for any reason other than for Cause (as defined) or by such executive for any reason, the executive would be entitled to continue to receive his base salary and target award under the AIAP and to participate in certain employee welfare benefit plans and programs of the Company for up to two years after the date of such termination of employment, subject to his not competing with the Company, not soliciting employees of the Company and not disclosing proprietary or confidential information of the Company, and subject to his signing a general release and waiver with respect to certain claims he may have against the Company.

     The Meyers Employment Agreement is for an indefinite term. It provides that if Mr. Meyers' employment terminates for any reason other than for Cause (as defined) or if he resigns for Good Reason (as defined), he would receive as severance, subject to the executive's not competing with the Company or disclosing confidential information or trade secrets of the Company, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to the executive over such three-year period would equal two times the sum of: (i) Mr. Meyers' highest annual base salary in effect during the 12-month period prior to such termination or resignation and (ii) the target award under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, Mr. Meyers would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in certain employee benefit plans and programs maintained by the Company in which the executive participates until the earlier of (i) the end of the three-year period and (ii) such time as the executive is covered by comparable programs of a subsequent employer.

     The EVP Employment Agreements are for an indefinite term. The EVP Employment Agreements provide that if Mr. Bailey's or Mr. Phillips' employment terminates for any reason other than for Cause (as defined) or if Mr. Bailey or Mr. Phillips resigns for Good Reason (as defined), the executive would receive as severance three months of his then current base pay. In addition, if the executive executes and delivers to the Company a written agreement confirming his commitment not to compete with the Company and not to disclose confidential information or trade secrets of the Company, the Company would then provide the executive severance payments over an eighteen-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to the executive over such 18-month period would equal the sum of (i) the executive's highest annual rate of base salary in effect during the 12-month period prior to such termination or resignation, and
(ii) the target award under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year of employment). In addition, the executive would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in certain employee benefit plans and programs maintained by the Company in which the executive participates until the earlier of (i) the end of the 18-month period or (ii) such time as the executive is covered by comparable programs of a subsequent employer.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, Messrs. Price and Shaw and Ms. O'Leary served as members of the Nomination and Compensation Committee of Del Monte Foods Company's Board of Directors. Both Messrs. Price and Shaw are officers of TPG -- See "Certain Relationships and Related Transactions".

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1997, the Company was recapitalized with an equity investment from TPG and other investors. In connection with the recapitalization, the Company entered into a ten-year agreement dated April 18, 1997 (the "Management Advisory Agreement") with TPG. Under this agreement, TPG is entitled to receive an annual fee from the Company for management advisory services equal to the greater of $500,000 and 0.05% of the budgeted consolidated net sales of the Company. For Fiscal 1999, TPG or its designee received fees of approximately $800,000 under this agreement. In addition, the Company has agreed to indemnify TPG, its affiliates and shareholders, and their respective directors, officers, controlling persons, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by TPG thereunder. This indemnification may not extend to actions arising under the U.S. federal securities laws. This agreement makes available TPG's resources concerning a variety of financial and operational matters, including advice and assistance in reviewing the Company's business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. This agreement does not specify a minimum number of TPG personnel who must provide such services or the individuals who must provide them. It also does not require that a minimum amount of time be spent by such personnel on Company matters. The Company cannot otherwise obtain the services that TPG will provide without the addition of personnel or the engagement of outside professional advisors.

     In connection with the recapitalization, the Company also entered into a ten-year advisory agreement dated April 18, 1997 (the "Transaction Advisory Agreement") with TPG. Under this agreement, TPG received a cash financial advisory fee of approximately $8.4 million upon the closing of the recapitalization as compensation for its services as financial advisor for the recapitalization. These services included assistance in connection with the evaluation of the fairness of the recapitalization and the valuation of the Company for those purposes. TPG is also entitled to receive a fee of 1.5% of the "transaction value" for each transaction in which the Company is involved, which may include acquisitions, refinancings and recapitalizations. The term "transaction value" means the total value of any transaction, including, without limitation, the aggregate amount of the funds required to complete the transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction), including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). The Transaction Advisory Agreement includes indemnification provisions similar to those described above. These indemnification provisions may not extend to actions arising under the U.S. federal securities laws. Under this Agreement, TPG or its designee received a fee of approximately $3 million upon the closing of the acquisition of Contadina in Fiscal 1998. In Fiscal 1999, TPG or its designee received approximately $500,000 in connection with the acquisition of Del Monte South America and approximately $4 million in connection with the Company's public equity offering.

     Under a registration rights agreement between the Company and TPG, the Company has granted TPG the right to require the Company to register shares of common stock held by TPG and its affiliates for public sales, often referred to as demand registration. So long as TPG and its affiliates continue to hold at least 5% of the outstanding shares of common stock, TPG will have the right to request one demand registration in each nine-month period. In the event that the Company registers shares of common stock held by TPG, the Company would also be required to register shares of common stock held by other stockholders of the Company upon their request.

     The employment of Mr. Haycox pursuant to the CEO Agreement was terminated effective as of April 18, 1997. Mr. Haycox continued to receive the salary that he would have earned pursuant to the CEO Agreement until September 1997. In September 1997, the Company paid to Mr. Haycox a lump sum payment of $250,000, which was equal to the base salary that Mr. Haycox would have earned pursuant to the CEO Agreement between the date the lump sum payment was made and December 31, 1997.

     During the second and third quarters of fiscal 1998, the Company sold shares of common stock to certain key employees, including the executive officers of the Company, pursuant to the Company's Employee Stock Purchase Plan. See "Management -- Employment and Other Arrangements -- Stock Purchase Plan." Messrs. Wolford and Smith each paid $175,000 in cash and borrowed an additional $175,000 from the Company in order to acquire the stock purchased by him pursuant to such plan. As of August 1, 1999, these loans bore interest at a rate of 5.36%, which rate is adjusted semi-annually. These loans are evidenced by promissory notes that are secured by a pledge of the stock purchased with the proceeds of the loans. The Company extended these loans in accordance with applicable law governing transactions by a corporation with its officers. The Company cannot predict whether the terms of such transactions, if made with a disinterested third party, would be more or less favorable to Messrs. Wolford and Smith. The Company has no reason to believe that such terms would be less favorable. The Company's bank financing arrangements limit the ability of the Company to make loans or advances to employees to a maximum amount outstanding at any time of $5 million. Aside from the loans to Messrs. Wolford and Smith, the Company has made no such loans or advances to any of its directors, officers or employees. Any vote of the shares securing any loan must be made in accordance with Delaware law.

     Certain conflicts of interest could arise as a result of the relationship between the Company and TPG. Messrs. Price and Shaw, each a partner of TPG, are also directors of the Company and members of the Nominating and Compensation Committee. Mr. Boyce, a director of the Company, is also an officer of CAF, a company that provides management consulting services to companies affiliated with TPG. None of the Company's management is affiliated with TPG. TPG has the power to control the management and policies of the Company and matters requiring stockholder approval. TPG may be subject to a conflict of interest in allocating acquisition or other business opportunities between the Company and other entities in which TPG has substantial investments. Although currently TPG has no investment in any entity that competes directly with the Company, it may in the future make such an investment.

     The Company will address any conflicts of interest and future transactions it may have with its affiliates, including TPG, or other interested parties in accordance with applicable law. Delaware law provides that any transaction with any director or officer or other entity in which any of the Company's directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, nor because the votes of interested directors are counted in approving the transaction, so long as (i) the material facts of the relevant party and its interest are disclosed to the Board of Directors or the stockholders, as applicable, and the transaction is approved in good faith by a majority of the disinterested directors or by a specific vote of the stockholders, as applicable; or (ii) the transaction is fair to the Company at the time it is authorized, approved or ratified.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined by the Company's Nominating and Compensation Committee (the "Committee") which consists entirely of non-employee directors. In developing the executive compensation program of the Company, the Committee has used the services of a national recognized compensation consulting firm, which provides information to assist the Committee.

  Compensation Philosophy

     The primary components of the Company's executive compensation program are base salary, an annual cash incentive award based primarily on the Company's performance, and a long term incentive program which consists of grants of stock options. It is the philosophy of the Board of Directors of the Company generally to set base salary and the annual incentive award at the median range of salaries and bonus paid by a selected peer group of companies in the branded food industry. Through the use of stock options, executive officers have the opportunity to receive total compensation, including base salary, annual incentive award and long term incentives, at the apex of the same peer group of companies. This opportunity depends, in part, on the performance of the Company's stock. This emphasis on long term incentives is intended to encourage the executives to focus on the growth of the Company and the value of its stock.

  Base Salary

     Base salaries for executives are set at levels consistent with the compensation philosophy, and that are considered appropriate in view of the responsibilities of each position. Individual performance is also considered. The Committee approves all salary increases for executive officers.

  Annual Incentive Award

     The annual incentive award program provides for cash awards to be determined shortly after the end of the fiscal year. Prior to the start of the fiscal year, the Committee establishes financial targets as an incentive for superior corporate performance. Each executive has a target award based on a percentage of base salary. The payout of the award to executives is based solely on the attainment of the financial targets established at the start of the fiscal year, except for the Chief Executive Officer. In the case of the Chief Executive Officer, the payout is based 2/3 on the financial performance targets and 1/3 on individual objectives set annually by the Committee. Payout to the executives can range from zero to 200% of the target award based on achievement of the financial targets and, in the case of the CEO, individual performance.

  Long Term Incentive Plan Compensation

     Long term incentives are addressed through grants of stock options. The Committee believes that using stock options as a long term incentive aligns the interests of the officers of the Company with those of the stockholders. The Committee approves all option grants for executive officers and the guidelines to be used for option grants for other management employees. Individual grants of stock options are made based on level of responsibility and individual performance.

  Compensation of Chief Executive Officer

     The Committee meets annually to review the performance of Richard G. Wolford, President and Chief Executive Officer of the Company. In fiscal 1999, based on the Committee's recommendation, the Board approved a salary increase of 7% and an increase in the target award for the annual incentive award program to 75% from 50% of Mr. Wolford's base salary. In fiscal 1999, the Board also approved an option grant to Mr. Wolford of 301,000 shares of Common Stock. These options were granted at the then fair market value of $13.00 per share. These options vest over a five year period at the rate of 22.5% per year for four years and 10% in the fifth year. Detailed compensation disclosure is contained in the Executive Compensation Summary Compensation Table.

  Tax Treatment of Executive Compensation

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Committee intends that the Company will generally manage its executive compensation program so as to preserve the related federal income tax deductions.

Submitted by the Nominating and Compensation Committee of the Board of
Directors:

William S. Price III, Chairman
Denise M. O'Leary
Jeffrey A. Shaw

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on Del Monte Foods Company Common Stock with the cumulative total return of the Russell 2000 and the Standard & Poor's Midcap Food indexes, for the period commencing February 5, 1999 and ending on June 30, 1999 (the first day of trading to the fiscal year end). The graph is based on the assumption that $100 was invested on February 5, 1999 in Del Monte's Common Stock and in each index, and that all dividends were reinvested.
[Stock Performance Graphic]

                                                    DLM COMMON STOCK              RUSSELL 2000               S&P MIDCAP FOOD
                                                    ----------------              ------------               ---------------
2/5/99                                                     100                         100                         100
2/26/99                                                     88                          95                          96
3/31/99                                                     84                          97                          93
4/30/99                                                     86                         105                          93
5/28/99                                                     80                         107                          97
6/30/99                                                    107                         112                          99

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     We believe that during fiscal 1998, all SEC filings of directors, officers and ten percent stockholders complied with the requirements of Section 16 of the Securities Exchange Act except that Richard G. Wolford filed a late Form 4 with respect to the first 100 shares of Common Stock traded on the New York Stock Exchange on the first day of trading. This belief is based on our review of forms filed, or written notice that no forms were required.

                                          By Order of the Board of Directors,

                                          /s/ William R. Sawyers
                                          -----------------------------------
                                          William R. Sawyers
                                          Vice President, General Counsel and
                                          Secretary

San Francisco, California
September 30, 1999

                            DEL MONTE FOODS COMPANY
                         PROXY/VOTING INSTRUCTIONS CARD

 This proxy is solicited on behalf of the Board of Directors of Del Monte Foods
              Company for the Annual Meeting on November 11, 1999

     The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and William R. Sawyers and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held November 11, 1999 and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2.

                (Continued and to be signed on the reverse side)


                                        DEL MONTE FOODS COMPANY
                                        P.O. BOX 11051
                                        NEW YORK, NY 10203-0051





 The Board of Directors recommends a vote "FOR" all nominees in proposal 1 and
                               "FOR" proposal 2.


1. Election of Class   FOR all nominees  WITHHOLD AUTHORITY       *EXCEPTIONS
   II Directors        listed below      to vote for all
                                         nominees listed below


Nominees: Patrick Foley, Jeffrey A. Shaw and Wesley J. Smith
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. To ratify and approve the selection   In their discretion the Proxies are
by the Board of Directors of KMPG LLP    authorized to vote upon such other
as independent accountants for the       matters as may properly come before
Company for the fiscal year ending       the meeting or any adjournment or
June 30, 2000.                           postponement thereof.

FOR  [  ]   AGAINST  [  ]  ABSTAIN  [  ]


                                         Change of address and/
                                         or Comments Mark Here

                                         Please sign exactly as your name
                                         appears on the left.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give your full title. If shares
                                         are held jointly, each holder should
                                         sign.


                                         Dated: __________________________, 1999


                                         ______________________________________
                                         Signature


                                         _______________________________________
                                         Signature

                                         Votes must be indicated
                                         (x) in Black or Blue Ink.


Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.